Exhibit 19
PARAMOUNT GLOBAL
INSIDER TRADING POLICY
(Effective as of February 3, 2025)
Purpose and Scope
The Board of Directors (the “Board”) of Paramount Global (“Paramount” and together with its subsidiaries, the “Company”) has adopted this Insider Trading Policy (the “Policy”) to promote compliance with federal securities laws, known as “insider trading” laws. Insider trading laws prohibit directors, officers and employees of the Company and certain other persons (referred to collectively as “Covered Persons,” as defined below) who receive or become aware of material nonpublic information (“MNPI”) about the Company from trading in Paramount securities on the basis of that information or providing MNPI to other persons who may trade on the basis of that information. Insider trading laws also prohibit Covered Persons from trading in the securities of the Company’s customers, business partners or other third parties with whom the Company has a relationship (collectively, “Partners”) on the basis of MNPI about such Partners.
Insider trading laws can impose legal liability on Covered Persons who fail to comply with these laws as well as employers of such Covered Persons. Accordingly, this Policy is designed to protect Paramount and Covered Persons from allegations of insider trading by requiring that their trades in Paramount securities be carried out in accordance with applicable law, and to protect Paramount from legal liability as a result of such trades. Further, failure to comply with this Policy can result in disciplinary action, up to and including termination of employment. Ultimately, if you are a Covered Person, it is your responsibility to understand and comply with insider trading laws since only you know what information you might have that is material to stockholders.
The Board has designated Paramount’s General Counsel as the compliance officer for this Policy. The General Counsel shall administer this policy in accordance with applicable law and in the best interests of the Company and its stockholders, as the General Counsel determines in good faith after considering the relevant facts and circumstances after due inquiry.
Effectiveness of this Policy; Governing Law Prevails
This Policy supersedes any previous insider trading policy of the Company. In the event of any conflict or inconsistency between this Policy and any other materials previously distributed by the Company, this Policy shall govern.
Each Covered Person is responsible for complying with applicable law as then in force and effect. Accordingly, Covered Persons are not excused from complying with applicable law in the event of any conflict or inconsistency between this Policy and applicable law, or any omission from this Policy.

Policy
This Policy has four parts. Part I is a general restriction that applies to all Covered Persons; Parts II and III are heightened restrictions that apply to a subset of Covered Persons, including Paramount directors, “officers” as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended (“Section 16 officers”), certain members of senior management of the Company and certain designated employees of the Company, as further described below; and Part IV relates to the Company’s compliance with insider trading laws.
Part I – General Restriction: Applies to all Covered Persons and prohibits trading while in possession of MNPI.
Covered Persons may not trade in securities of Paramount (or its Partners) while in possession of MNPI at any time (even after their employment or other affiliation with the Company ends). Covered Persons may not provide MNPI to others who might trade on such information, which is known as “tipping.”
This prohibition on trading does not apply to:
•distributions or transfers that effect only a change in the form of beneficial interest without changing your pecuniary interest in the securities (for example, to certain types of trusts of which you are the sole beneficiary during your lifetime, or from one investment account to another), provided that prior written notice of such distribution or transfer is provided to the General Counsel;
•the exercise of stock options to buy and hold (but not sell) stock (including any net settled stock option exercise to buy and hold) under equity incentive plans; however, the sale of any such stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option, or to satisfy tax withholding requirements, is subject to this Policy;
•the withholding by Paramount (whether mandated by Paramount or pursuant to a tax withholding right) of shares of restricted stock, shares underlying restricted stock units or shares subject to an option, in each case to satisfy tax withholding requirements; and
•the execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 and which has been approved by Paramount’s General Counsel.
Part II – Heightened Restriction – Trading Windows: Applies to Covered Persons who are Paramount directors, Section 16 officers, members of senior management and certain designated employees who are notified of such designation. See “What is a “trading window”?” and “How are covered persons informed they are subject to heightened trading restrictions?” below for further information.
Because of their role and access to MNPI, in addition to being subject to the General Restriction in Part I above, Paramount directors, Section 16 officers, members of senior management and certain designated employees may only trade in Paramount securities during a trading window.

Part III – Additional Heightened Restriction – Daily Clearance: Applies to Covered Persons who are Paramount directors, Section 16 officers and certain members of senior management who are notified of such designation and allows trading only after preclearance from the General Counsel. See “How are Covered Persons Informed They are Subject to Heightened Trading Restrictions?” below for further information.
It is possible that the Company itself or Paramount directors, Section 16 officers and certain members of senior management will have information that creates legal risk for such persons to trade in Paramount securities, notwithstanding an open trading window. For this reason, in addition to being subject to the General Restriction in Part I and the Heightened Restriction in Part II above, Paramount directors, Section 16 officers and certain members of senior management must obtain clearance from the General Counsel for each day they wish to trade. Clearances are valid for one trading day.
Part IV – Company Compliance with Securities Laws.
From time to time, the Company may engage in transactions in Paramount securities. It is the Company’s policy to comply with all applicable securities laws when engaging in transactions in Paramount securities.
Definitions and Frequently Asked Questions
Who are “Covered Persons”?
All directors, officers and employees of the Company, whether located in or outside the United States, as well as their immediate family members and other members of their households, and any other investors over which any such person provides meaningful influence on the decision whether to trade, such as partnerships in which any such person is a general partner, trusts of which any such person is a trustee, estates of which any such person is an administrator or executor and other legal entities that any such person controls. Paramount’s General Counsel may also determine from time to time that other persons who may have access to MNPI due to their activities with the Company, such as contractors or consultants, shall be subject to and deemed “Covered Persons” for purposes of this Policy.
What does it mean to “trade”?
The following is an illustrative, non-exclusive list of securities transactions that constitute “trades”:
obuying, selling or otherwise transferring shares,
ogifting shares,
otransferring shares out of, or taking a loan against, a 401(k) fund that is invested in or tied to Paramount securities, oexercising an option and selling the underlying shares,
ohedging shares and pledging shares as security for a loan1,
1 Paramount maintains a separate hedging and pledging policy that (1) prohibits Company employees from hedging Paramount securities at any time and (2) prohibits Paramount executive officers, Section 16 officers and any other employees who report directly to the members of the Office of the Chief Executive Officer in their capacity as co-CEOs from holding Paramount securities in a margin account or pledging Paramount securities (including using Paramount securities as collateral for a loan). See page 21 of Paramount’s Global Business Conduct Statement at https://www.paramount.com/files/documents/Paramount%20Business%20Conduct%20Statement_ENGLISH.pdf#page=21 for more information.

oentering into, modifying or terminating a 10b5-1 plan (see also “Does Paramount permit trading pursuant to 10b5-1 Plans?” below), and oother transactions that change the nature of your investment in the relevant securities.
What does “material” mean?
Information is “material” if a reasonable investor would consider it important in determining whether to buy, hold or sell securities. Material information can be positive or negative and can relate to any aspect of the Company’s (or its Partners’) businesses or affairs. Materiality is determined based on the facts and circumstances at the time of assessment. The following is an illustrative, non-exclusive list of material or potentially material information:
oearnings, financial results, estimates and guidance that have not yet been publicly disseminated, oadvertising trends and analyses,
obudgets and planning documents,
onews about significant mergers, acquisitions, divestitures, arrangements with distributors or other commercial transactions, omajor litigation,
oa significant cybersecurity incident,
osignificant news about content, product offerings, innovations or talent, osignificant industry or market news, and
osenior management changes.
When is information “nonpublic”?
Information is "nonpublic" if it has not been disclosed to the public.
In order for information to be considered public, it must be widely disseminated, through newswire releases, widely available broadcasts, publication in widely available newspapers or on news websites or disclosed in public filings with the U.S. Securities and Exchange Commission (the “SEC”). Publication on a company’s dedicated website can contribute to the wide dissemination of information. In the case of information about the Company, the information disseminated must be in the form of an “official” announcement or disclosure by the Company.
After a wide dissemination of material information, a reasonable period of time must elapse for the investing public to digest the information. For Paramount, one full trading day following wide dissemination is regarded as a reasonable waiting period before such information is deemed to be "public" and no longer "nonpublic" for purposes of this Policy. However, the General Counsel may determine that a different waiting period is appropriate with respect to particular Company disclosures based on relevant facts and circumstances. For the Company’s Partners, facts and circumstances will vary, and Covered Persons should consult a member of the General Counsel’s securities team for guidance.
What types of “securities” are subject to this Policy?
The term “security” or “securities” is defined very broadly by the securities laws and includes stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options) and other similar instruments.

Does Paramount permit trading pursuant to 10b5-1 plans?
Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provides an affirmative defense to insider trading for individuals who trade stocks under plans entered into in accordance with the rules and regulations of the SEC. These plans are called 10b5-1 plans and are written instructions to a broker to transact certain securities at certain times and/or at certain prices.
SEC rules provide that individuals (1) may adopt, amend or terminate a 10b5-1 plan only when they are not in possession of MNPI about the company whose securities are the subject of the 10b5-1 plan and (2) must wait at least 30 days (or, for directors and Section 16 officers, 90-120 days) between executing a 10b5-1 plan or amendment and the first trade under such plan or amendment.
Paramount permits the use of 10b5-1 plans in certain circumstances, in accordance with this Policy. Entering into, amending and terminating 10b5-1 plans must be done while the Covered Person is not in possession of MNPI and during a trading window and must be precleared by the General Counsel. Trades effected pursuant to a precleared 10b5-1 plan will not require further preclearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.
In addition, Paramount must disclose in its quarterly SEC filings the adoption, amendment or termination of a 10b5-1 plan by any of its directors or Section 16 officers.
What is a “trading window”?
Paramount, like many public companies, has determined trading “windows” during which it is generally safest to trade. On a quarterly basis, Paramount publishes its financial results and provides other information to investors on its quarterly earnings conference calls and in reports filed with the SEC. Once these announcements are made, material information about the Company is generally available to investors and no longer “nonpublic.” For this reason, Paramount directors, Section 16 officers and certain other employees may only trade during an open trading window (subject to any additional heightened trading restrictions they might be subject to). Trading windows open after the first full trading day following Paramount’s quarterly earnings announcement and close at the close of trading on the 15th calendar day of the last month of the then current fiscal quarter (or at the close of trading on the preceding business day if such day is a weekend or holiday).
Paramount may close a trading window at any time and, if necessary, without notice. If a Covered Person is informed that Paramount closes a trading window outside of the typical quarterly closed window period, such Covered Person shall not disclose to others inside or outside the Company that trading has been suspended.
How are covered persons informed they are subject to heightened trading restrictions?
Covered Persons that are subject to heightened trading restrictions are made aware of such designation by the General Counsel or members of the General Counsel’s team and alerted quarterly, in advance of the window opening, of the anticipated dates of the upcoming window, the procedures applicable to their trading in Paramount securities and instructions for executing a trade.
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